Exhibit 99.2
Princeton Pharma Holdings, LLC and Subsidiary
Consolidated Financial Report
March 31, 2010

Princeton Pharma Holdings, LLC and Subsidiary

Princeton Pharma Holdings, LLC and Subsidiary
Consolidated Balance Sheets
($ in Thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)

Assets

Current Assets
Cash	$13,660	$11,119
Trade receivables, net of allowances	1,883	5,331
Receivable from seller	145	975
Inventories	12,324	12,176
Prepaid expenses and other current assets	973	1,291
Prepaid and refundable income taxes	535	535
Deferred income taxes	4,446	2,896

Total current assets	33,966	34,323

Property and Equipment, net	2,184	2,337

Other Assets
Debt issue costs, net	1,184	1,299
Intangibles, net	49,383	49,671
Goodwill	6,650	6,650
Restricted cash	27	27

	57,244	57,647

	$93,394	$94,307

Liabilities and Members’ Equity

Current Liabilities
Current portion of long-term liabilities	$3,355	$2,695
Accounts payable	3,358	5,529
Accrued expenses	2,457	3,422
Income taxes payable	1,647	674

Total current liabilities	10,817	12,320

Long-Term Liabilities, net of current portion
Senior term loan payable	20,625	21,250
Subordinated loan payable	4,000	4,000
Deferred acquisition payments	6,876	7,060
Non-current accounts payable	1,392	1,482
Deferred income taxes	10,115	10,215

	43,008	44,007

Members’ Equity	39,569	37,980

	$93,394	$94,307

See Notes to Unaudited Consolidated Financial Statements.

Princeton Pharma Holdings, LLC and Subsidiary
Unaudited Consolidated Statements of Operations and Members’ Equity
($ in Thousands)

	Three Months Ended March 31,
	2010	2009

Net sales	$16,143	$11,304

Cost of sales	2,264	2,198

Gross profit	13,879	9,106

Operating costs and expenses
General and administrative	5,483	3,433
Sales, marketing and business development	2,772	1,633
Distribution	1,335	734
Depreciation and amortization	469	382

	10,059	6,182

Operating income	3,820	2,924

Interest expense, net of interest income of $18 and $1, respectively	1,145	758

Income before income tax expense	2,675	2,166

Income tax expense	1,196	966

Net income	1,479	1,200

Members’ equity, beginning	37,980	29,514

Repurchase member interests	—	(466)

Equity based compensation expense	110	97

Members’ equity, ending	$39,569	$30,345

See Notes to Unaudited Consolidated Financial Statements.

Princeton Pharma Holdings, LLC and Subsidiary
Unaudited Consolidated Statements of Cash Flows
($ in Thousands)

	Three Months Ended March 31,
	2010	2009

Cash Flows from Operating Activities
Net income	$1,479	$1,200
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Increase in trade receivable allowances	4,691	644
Equity based compensation expense	110	97
Depreciation and amortization	469	382
Accretion of deferred acquisition payments	316	91
Amortization of debt issue costs	114	191
Deferred income tax benefit	(1,650)	(198)
(Increase) decrease in assets:
Trade receivables	(1,245)	(607)
Receivable from (due to) seller	830	(915)
Inventories	(148)	(1,288)
Prepaid expenses and other current assets	320	359
Increase (decrease) in liabilities:
Accounts payable	(2,172)	(219)
Accrued expenses	(963)	(1,227)
Income taxes payable	974	95

Net cash provided by (used in) operating activities	3,125	(1,395)

Cash Flows from Investing Activities
Acquisition	—	(18,500)
Capital expenditures	(29)	(31)

Net cash used in investing activities	(29)	(18,531)

Cash Flows from Financing Activities
Repayment of senior term loan	(469)	—
Proceeds of senior term loan	—	25,000
Debt issue costs	—	(1,622)
Repayment of subordinated notes	—	(7,000)
Repurchase member equity interests	—	(463)
Repayment of non-current accounts payable	(86)	—

Net cash provided by (used in) financing activities	(555)	15,915

Net increase (decrease) in cash	2,541	(4,011)

Cash, beginning	11,119	12,814

Cash, ending	$13,660	$8,803

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$699	$757

Income taxes	$2,226	$1,069

See Notes to Unaudited Consolidated Financial Statements.

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Unaudited Consolidated Financial Statements
Note 1. Nature of Operations and Summary of Significant Accounting Policies
Nature of Operations: Princeton Pharma Holdings, LLC (the “Parent”) was incorporated in Delaware on July 28, 2006, with the purpose of acquiring medically essential pharmaceuticals and expanding their utilization through improved distribution, customer education and product enhancement. The Parent had no significant operations until October 12, 2006, when it acquired all of the outstanding stock of Aton Pharma, Inc. (“Aton”), a company with seven mature pharmaceutical products, from Merck and Co, Inc. (“Merck”). During 2009, the Parent and its wholly-owned subsidiary, Aton (collectively the “Company” or “PPH”), acquired certain additional pharmaceutical products from Merck. Through Aton, PPH provides unique medicines to patients around the world utilizing established distribution channels. Aton primarily sells its products in the United States, but also sells in a number of foreign markets, both as a registered product and through named patient sales. Aton sells its branded products through a limited number of wholesale drug distributors who, in-turn, supply products to pharmacies, hospitals, government agencies and directly to physicians. Aton sells its authorized generic product primarily through direct channels to large retail pharmacies.
For a more complete discussion of significant accounting policies and certain other information, the Company’s interim unaudited consolidated financial statements should be read in conjunction with its audited financial statements as of and for the year ended December 31, 2009
A summary of the Company’s significant accounting policies is as follows:
Principles of Consolidation: The consolidated financial statements include the accounts of Princeton Pharma Holdings, LLC and its wholly-owned subsidiary, Aton. All material intercompany balances and transactions have been eliminated in consolidation.
Estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions in the consolidated financial statements include sales returns and allowances and the valuation of long-lived assets.
Revenue Recognition: Product revenue is recognized when all four of the following criteria are met (1) the Company has persuasive evidence an arrangement exists, (2) the price is fixed and determinable, (3) title has passed, and (4) collection is reasonably assured. This typically occurs at the time products are received by the customer, generally a wholesale distributor.
The Company entered into an agreement with Valeo Pharma to distribute and co-market its products in Canada. Under the agreement, Valeo Pharma purchases product from the Company at cost, and share profits and losses so that both the Company and Valeo Pharma receive 50% of the net pre-tax profits of the collaboration. Valeo Pharma calculates the profit net of marketing and distribution costs on product sold to third parties on a monthly basis. The Company recognizes revenue for product shipped to Valeo Pharma at time of shipment and recognizes the additional profit sharing from the collaboration at the time product is shipped to a third party customer by Valeo Pharma. Distribution and marketing costs of the collaboration are classified as operating costs and expenses in the accompanying consolidated statements of operations and members’ equity when the profit sharing portion of the revenue is recognized.
The Company entered into an agreement with IDIS Ltd (“IDIS”) to provide for named patient sales in non-registered countries. IDIS named patient sales are made on a consignment basis and revenue is recognized monthly based on

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Unaudited Consolidated Financial Statements
Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)
sales data and inventory data supplied by IDIS. IDIS also acts as the Company’s agent for sales in certain European countries where one of the Company’s drugs is registered.
The Company has also entered into agreements with certain foreign companies to market and distribute its products in the Asia Pacific region, Argentina and Brazil. Under the terms of these agreements, the Company recognizes revenue when the product is shipped to the distributors.
Provisions for Sales Returns and Allowances: As customary in the pharmaceutical industry, the Company’s gross product sales are subject to a variety of deductions in arriving at reported net product sales. When the Company recognizes revenue from the sale of its products, an estimate of sales returns and allowances (“SRA”) is recorded which reduces product sales and trade accounts receivable. These adjustments include estimates for chargebacks, rebates, cash discounts and returns allowances. These provisions are estimated based on historical payment experience, historical relationship to revenues, estimated customer inventory levels and current contract sales terms with direct and indirect customers. The Company works with its wholesalers to maintain an inventory of its products of approximately 30 days.
A chargeback represents an amount payable in the future to a wholesaler for the difference between the invoice price paid to the Company by the wholesale customer for a particular product and the negotiated contract price that the wholesaler’s customer pays for that product. Chargebacks primarily relate to sales by wholesalers made to qualifying institutions under governmental contract pricing.
Rebates consist of Medicaid rebates based on claims from Medicaid benefit providers. The provision for Medicaid rebates is based upon historical experience of claims submitted by the various states, including historical payment rates, historical percentage of each products sale subject to the Medicaid rebate and the estimated lag time from sale to the customer and purchase by the patient under the Medicaid program.
Cash discounts are provided to customers that pay within a specific period. The provision for cash discounts are estimated based upon invoice billings, utilizing historical customer payment experience. Customer payment experience is fairly consistent and most customer payments qualify for the cash discount. Accordingly, the Company’s provision for cash discounts is readily determinable.
Consistent with industry practice, the Company maintains a return policy that allows customers to return product for credit. The Company’s estimate of the provision for returns is based upon historical averages for product returns as well as the most recent experience of actual customer returns. The Company has limited history of actual return data and continually monitors its estimates as actual product data is received. Actual returns are tracked by individual production lots so that historical trend rates can be refined. The Company makes adjustments to the current period provision for returns when it appears product returns may differ from original estimates.
Trade Receivables: Trade receivables are recorded at the invoiced amount. The Company provides an allowance for doubtful accounts which is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on specific review of its accounts receivable and past due or delinquency status is based on contractual terms. Interest is not charged on past due accounts. At March 31, 2010 and December 31, 2009 the allowance for doubtful accounts was $1,025 and $10, respectively.

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Unaudited Consolidated Financial Statements
Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)
Shipping and Handling Costs: The Company classifies all amounts billed to customers related to shipping and handling as revenues. The cost of shipping products to the customer is recognized at the time the products are shipped to the customer and the Company’s policy is to classify them as cost of sales. The cost of shipping products to customers classified as cost of sales was $74 and $124 for the three months ended March 31, 2010 and 2009, respectively.
Receivable from Seller: The Stock and Asset Purchase and License Agreement, dated October 12, 2006, between the Parent, Aton and Merck contained provisions for Merck to reimburse Aton for credits the Company issued to its wholesalers for product returns which were originally sold by Merck and for Merck to continue to sell product in registered countries and remit the gross profit net of servicing and taxes, as defined, to Aton. At March 31, 2010 and December 31, 2009, amounts due from Merck related to unreimbursed returns credited to wholesalers was $129.
In conjunction with the acquisition of the Timoptic assets from Merck in February 2009, the Company entered into an interim Transition Services Agreement (“TSA”) whereby Merck continued to distribute the Timoptic products (including billing and cash collections) on behalf of the Company. At March 31, 2010 and December 31, 2009, amounts due to the Company related to the TSA were $0 and $805, respectively. The TSA expired on December 18, 2009.
Amounts due for gross profit from sales to registered countries by Merck at March 31, 2010 and December 31, 2009 were $16 and $41, respectively.
Inventories: Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Inventories are in the form of finished goods, raw materials and work in process and are maintained at several locations due to various contract manufacturing and distribution agreements the Company has entered into to produce and distribute its products. The Company’s inventory consists of the following:

	March 31,	December 31,
	2010	2009

Raw materials	$7,172	$6,038
Work in process	242	790
Finished goods	4,910	5,348

	$12,324	$12,176

Debt Issue Costs: Debt issue costs of $2,079 are being amortized over the term of the related debt. Amortization expense for the three months ended March 31, 2010 and 2009 was $115 and $190, respectively and accumulated amortization at March 31, 2010 and December 31, 2009 was $895 and $780, respectively.

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Unaudited Consolidated Financial Statements
Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)
Amortization over the remaining years is as follows:

Remainder of 2010	$325
2011	357
2012	288
2013	198
2014	16

$1,184

Intangibles: Intangible assets consist of the trade names and trademarks to ten currently marketed pharmaceutical products and one to a previously marketed pharmaceutical product to be re-introduced by Aton. Certain trade names and trademarks were determined to have defined lives and are being amortized on the straight-line basis over their estimated lives, ranging from 5 to 10 years. Other identifiable trade names and trademarks were considered to have indefinite lives and therefore are not subject to amortization. Amortization expense for the three months ended March 31, 2010 and 2009 was $288 and $218, respectively. During 2009, it was determined that, based on projected discounted future cash flows, the carrying value of one of the indefinite lived assets was impaired, resulting in an impairment loss of $1,400.
Intangible assets consists of the following:

	March 31, 2010
		Accumulated		Net
	Cost	Amortization	Impairments	Book Value

Non-Amortizable, tradenames and trademarks	$45,700		$1,400	$44,300

Amortizable, tradenames and trademarks	8,400	3,317		5,083

	$54,100	$3,317	$1,400	$49,383

	December 31, 2009
		Accumulated		Net
	Cost	Amortization	Impairments	Book Value

Non-Amortizable, tradenames and trademarks	$45,700	$—	$1,400	$44,300

Amortizable, tradenames and trademarks	8,400	3,029	—	5,371

	$54,100	$3,029	$1,400	$49,671

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Unaudited Consolidated Financial Statements
Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)
Amortization over the remaining years is as follows:

Remainder of 2010	$863
2011	1,151
2012	1,151
2013	970
2014	198
Thereafter	750

$5,083

Goodwill: The Company has classified as goodwill the cost in excess of fair value of the tangible and identifiable intangible assets acquired in the Merck 2006 purchase transaction. The Company accounts for its goodwill in accordance with purchase accounting standards. Goodwill is subject to periodic testing for impairment. The Company tests goodwill for impairment using the two-step process. The first step tests for potential impairment, while the second step measures the amount of impairment, if any. The Company performs the required annual impairment test as of September 30th of each year. No impairments have occurred to date.
Impairment of Long-Lived Assets: The Company reviews long-lived assets, including property and equipment and definite lived intangibles, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition is less than the carrying amount. Impairment, if any, is assessed using discounted cash flows. No impairments have occurred to date.
Equity-Based Compensation: The Company recognizes employee equity-based compensation as an expense in the financial statements and measures such cost at the fair value of the award. The Company accounts for equity instruments issued to non-employees for goods or services received based on the fair value of the consideration or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty’s performance is complete or when there is significant disincentive for nonperformance.
Advertising Costs: The Company follows the policy of charging the costs of advertising to expense as incurred. Total advertising costs charged to expense were $156 and $82 for the three months ended March 31, 2010 and 2009, respectively.
Research and Development Costs: Research and development costs are charged to expense as incurred and totaled $935 and $150 for the three months ended March 31, 2010 and 2009, respectively.
Income Taxes: In 2009 PPH elected to be treated as a taxable corporation for federal and state income tax purposes. As such, PPH is subject to federal and state income taxes and includes Aton’s results in filing of consolidated returns. Income taxes are accounted for on the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Unaudited Consolidated Financial Statements
Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)
carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
On January 1, 2009, the Company adopted the accounting standard on accounting for uncertainty in income taxes, which address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses derecognition, classification, interest and penalties on income taxes, and accounting in interim periods. The Company is no longer subject to income tax examinations by the U.S. Federal, state or local tax authorities for years before 2006.
Concentration of Credit Risk: The Company maintains cash balances at several financial institutions. Amounts at each are insured by the Federal Deposit Insurance Corporation up to $250. The Company periodically maintains balances in excess of these insurance limits.
Customer, Product, and Supplier Concentration: The Company is potentially subject to a concentration of credit risk with respect to trade receivables. Three distributors accounted for approximately 91% and 93% of gross domestic sales in the three months ended March 31, 2010 and 2009, respectively (87% and 79% of total gross sales in the three months ended March 31, 2010 and 2009, respectively). The Company performs ongoing credit evaluations of customers, and sufficient allowances are estimated for uncollectible accounts. All Company revenues come from the sale of ten prescription pharmaceutical products.
The Company had agreements in place through January 31, 2009 with Merck for the manufacture and supply of the pharmaceutical products purchased in conjunction with the 2006 acquisition from Merck. Additionally, the Company has an agreement in place with Merck for the manufacture and supply of Timoptic products through February 17, 2014. The Company began transitioning manufacture and supply of the pharmaceutical products to its designated sites in 2007 and continued through 2009. In 2009, the Company was notified that the manufacturer of its oral solid dose medications was exiting the oral solid dose manufacturing business thus compelling the Company to transfer such manufacturing requirements to an alternate manufacturer. This transfer commenced in 2009. In the event of any interruption in the manufacture and supply of these products due to regulatory or other causes, there can be no assurances that alternative arrangements could be made on a timely basis. Such interruption could have a material adverse effect on the Company‘s financial conditions and results of operations.

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Unaudited Consolidated Financial Statements
Note 2. Accrued Expenses
Accrued expenses consist of the following:

	March 31,	December 31,
	2010	2009

Compensation	$448	$1,618
Wholesaler Service Fees	1,190	1,032
Interest	11	12
Other	808	760

	$2,457	$3,422

Note 3. Notes Payable
On February 17, 2009 in conjunction with the Timoptic Acquisition, the Parent and Aton entered into a senior credit facility (“Senior Facility”) with a third party, providing for a term loan of $25 million and a revolving credit facility of $5 million. The term loan bears interest at a variable rate which varies at either the prime interest rate or LIBOR (at Aton’s option). Interest on the term loan was approximately 9.75% in 2009. Interest on the term loan is payable quarterly on the last day of each calendar quarter. As of March 31, 2010, $23,125 was outstanding on the term loan. The revolving credit facility also bears interest at a variable rate which varies at either the prime interest rate or LIBOR (at Aton’s option). As of March 31, 2010, the revolving credit facility remained undrawn. Borrowings under the Senior Facility are collateralized by substantially all of the assets of the Company. Fees associated with the Senior Facility were approximately $1,562. The future minimum annual principal repayment obligations under the term loan are as follows:

Remainder of 2010	$1,875
2011	2,969
2012	3,594
2013	5,937
2014	8,750

$23,125

On October 11, 2006, in conjunction with the sale of $20 million of Class A membership interests, the Company entered into note payable agreements with its Class A members for total proceeds of $13 million. The notes bore interest at 10% payable quarterly on the last day of each calendar quarter. On May 11, 2007, $2 million was repaid on these notes. On February 17, 2009 in conjunction with entering into the Senior Facility, the notes were restructured with (a) $7 million of principal being repaid, (b) the maturity date being extended to August 17, 2014 and (c) the security for the notes became subordinated to the Senior Facility. Interest expense for the three months ended March 31, 2010 and 2009 was $100 and $193, respectively. The outstanding balance on the notes was $4 million at March 31, 2010 and December 31, 2009. Accrued interest at March 31, 2010 and December 31, 2009 is included in accrued expenses in the accompanying consolidated balance sheets.

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Unaudited Consolidated Financial Statements
Note 4. Fair Value on a Nonrecurring Basis
Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Required disclosures establish a framework for measuring fair value in GAAP, and expand disclosure about fair value measurements. The additional disclosures enable a reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. Assets and liabilities measured at fair value on a nonrecurring basis will be classified and disclosed in one of the following three categories:
Level 1 Quoted market prices in active markets for identical assets or liabilities.
Level 2 Observable market based inputs or unobservable inputs that are corroborated by market data.
Level 3 Unobservable inputs that are not corroborated by market data.
In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are measured at fair value on a nonrecurring basis. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.
During 2009, the Company recorded an impairment charge relating to an intangible asset acquired in 2006, writing off the entire $1,400 book value of the asset. The fair value of this intangible asset was calculated based upon discounted cash flow projections, which represents a level 3 measure. These projections incorporate management’s assumptions about future cash flows based upon past experience and future expectations. The expected cash flows are then discounted using a discount rate that the Company believes is commensurate with the risks involved.
Note 5. Legal and Regulatory
The Company is involved in certain litigation which arises in the normal course of business. The Company believes it has adequate insurance to cover these claims and does not expect the ultimate outcome of these claims to have a material adverse impact on the Company’s financial position. There have been no significant changes to the Company’s legal and regulatory position since December 31, 2009.
Note 6. Income Taxes
Income tax expense consists of the following:

	Three Months Ended March 31,
	2010	2009

Current expense	$2,846	$1,052
Deferred benefit	(1,650)	(86)

	$1,196	$966

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Unaudited Consolidated Financial Statements
Note 6. Income Taxes (Continued)
Deferred income tax assets and (liabilities) consist of the following:

	March 31, 2010		December 31, 2009
	Current	Long-Term	Current	Long-Term

Allowances for trade receivables	$3,431		$1,884	$—
Inventory Reserves	896		893	—
Equipment		(371)	—	(371)
Intangible assets		(9,744)	—	(9,844)
Accrued expenses	119		119	—

	$4,446	$(10,115)	$2,896	$(10,215)

The Company’s March 31, 2010 and 2009 effective tax rate differs from statutory rates primarily because of the effects of differing tax rates in different state jurisdictions, net of the federal tax benefit.
Note 7. Subsequent Events
The Company has evaluated subsequent events through August 12, 2010, the date on which the financial statements were issued.
Acquisition by Valeant: On May 3, 2010, PPH entered into a Membership Interest Purchase Agreement (the “Interest Purchase Agreement”) with Valeant Pharmaceuticals International (“Valeant”), pursuant to which Valeant would acquire all of the issued and outstanding equity interests of the Company.
On May 26, 2010, pursuant to the Interest Purchase Agreement the transaction contemplated in the Interest Purchase Agreement (the “Acquisition”) was completed. Upon the closing of the Acquisition, Valeant acquired PPH. Pursuant to the terms of the Interest Purchase Agreement, after taking into account adjustments based on the estimated level of working capital of PPH at the closing of the transaction, Valeant paid aggregate cash consideration of approximately $317.5 million, net of cash acquired, in order to pay and satisfy transaction expenses and indebtedness of PPH as of the closing of the transaction under the Senior Facility and the subordinated loan payable and to pay the members of PPH for their interests therein.
Acquisition of Pharmaceutical Product: On April 13, 2010, the Company entered into an asset purchase agreement to acquire one pharmaceutical product, Lodosyn, from Bristol-Myers Squibb (“BMS”.) The aggregate purchase price was $6.75 million, plus $562 for inventory and $51 for reimbursement of rebates that BMS will be required to pay post acquisition. The Company has an agreement in place with BMS for the manufacture and supply of Lodosyn. The Company will begin the transition of manufacture and supply to its designated sites in 2010.
Recall: On February 9, 2010 the Company notified the Federal Drug Agency “FDA” of its intent to recall a single lot of one of its drugs (Demser) due to a failure experienced in dissolution testing. The Company estimates that approximately 200 bottles of this lot of Demser have been distributed to pharmacies, hospitals or patients.

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Unaudited Consolidated Financial Statements
Note 7. Subsequent Events (Continued)
Additionally, a second lot of Demser (not in distribution) has been identified as also failing dissolution testing and has accordingly been quarantined. For the year ended December 31, 2009, in connection with the recall, the Company recorded a charge in its results of operations of $1,134 which includes $714 for the cost of the inventory on hand, reversal of $342 for the sales of the lot in question and $78 in estimated costs of the actual recall.
In April 2010, the Company completed its root cause investigation and determined there was a problem with the bulk material supplied by Merck. Aton intends to seek reimbursement of the $712 in bulk material costs, $46 in other production costs and $60 in recall expenses from Merck.